Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Nancy Newton
(602) 417-0684 (office)
(602) 697-7785 (mobile)
NNewton@c-k.com
Meritage Homes Reports First Quarter 2011 Results
FIRST QUARTER 2011 SELECTED OPERATING RESULTS:
•	Net loss of $6.7M or $(0.21) per share, due to lower closings and margin compression

•	Sales orders of 840 — highest quarter since the expiration of the home buyer tax credit in April 2010, but 21% below prior year — sequential quarterly increases in sales, absorptions per community and backlog

•	Home closing gross margin of 17.1% compared to 18.9% in 1Q10 and 15.8% in 4Q10; adjusted gross margin excluding impairments was 17.5% compared to 19.2% in 1Q10 and 18.1% in 4Q10

•	Expanded into new market in Raleigh-Durham, NC

•	Introduced energy-neutral “net-zero” production home — which produces as much energy as it uses — in the community of Verrado in Phoenix, AZ
Scottsdale, Ariz. (April 28, 2011) — Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced first quarter results for the period ended March 31, 2011.
Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	As of and for the Three Months Ended
	March 31,
	2011	2010	% Chg
Homes closed (units)	678	808	-16%
Home closing revenue	$177,489	$200,582	-12%
Sales orders (units)	840	1,064	-21%
Sales order value	$220,612	$268,468	-18%
Ending backlog (units)	940	1,351	-30%
Ending backlog value	$244,939	$355,419	-31%
Net (loss)/earnings — including impairments	$(6,659)	$2,660	n/m
Adjusted pre-tax (loss)/earnings* — excluding impairments	(5,780)	3,323	n/m
Diluted EPS (including impairments)	$(0.21)	$0.08	n/m

*	see non-GAAP reconciliation of net (loss)/earnings to adjusted pre-tax (loss)/earnings on “Operating Results” statement

NET EARNINGS
“We reported a modest loss in the first quarter due to lower closings and revenue compared to last year, combined with lower margins,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “The market has obviously softened since the federal home buyer tax credit expired in April last year, as reflected in total U.S. home sales as well as our own sales and closings. As a result, we have offered larger incentives in some of our communities, resulting in lower margins that offset the improvements we are achieving in our new higher-margin communities.”
Meritage reported a net loss of $6.7 million or ($0.21) per diluted share for the first quarter of 2011, compared to net earnings of $2.7 million or $0.08 per diluted share for the first quarter of 2010, which included the benefit of a $2.4 million gain from a legal settlement in 2010.
“Our first quarter 2011 closings were down 16% year over year, which is better than our beginning backlog would have indicated, as it was 29% lower than prior year,” said Mr. Hilton. “The decline in closings was less than the decline in backlog because our conversion rate was higher - we closed 87% of backlog in the first quarter of 2011 compared to 74% in the first quarter of 2010.”
Lower closings were partially offset by a 5% increase in average closing prices, resulting in a 12% decline in closing revenue. ASPs on closings increased to approximately $262,000 in the first quarter of 2011, from approximately $248,000 in the first quarter of 2010, reflecting a greater percentage of home closings in higher-priced communities.
First quarter reported home closing gross margin was 17.1% in 2011, compared to 18.9% in 2010 and 15.8% in the fourth quarter of 2010. Excluding impairments, 2011 home closing gross margin was 17.5%, 170 basis points lower than one year ago, and 60 basis points below the fourth quarter 2010 gross margin.
“Our gross margin contracted as a result of larger incentives offered in response to weaker market conditions, as well as some negative leverage in our construction overhead due to fewer closings in the first quarter of 2011,” explained Mr. Hilton.
“Our average margin on closings in the new communities we’ve opened since the beginning of 2009 was approximately 500 basis points higher than the average in our legacy communities,” he continued.
Approximately 42% of closings and 45% of closing revenue in the first quarter 2011 came from new communities, compared to 19% of first quarter 2010 closings and revenue.
SALES ORDERS
“When we reported our fourth quarter 2010 results, we indicated that January sales had been slightly better than we expected, and we did achieve sequential improvements in our first quarter orders over the third and fourth quarters of last year,” said Hilton. “However, the spring selling season for the last few months is off to a tepid start, and we have not produced sales at the pace we would have hoped this far into the 2011 selling season. We believe the housing market in general is still bouncing along the bottom, with pockets of strength in certain of our markets.”

First quarter 2011 net orders of 840, or 5.8 per community represented the highest quarterly sales and sales pace since the expiration of the home buyer tax credit last year. Comparisons to the prior year are difficult, as we believe 2010 sales of 1,064 homes, or 7.0 per community, were elevated by the tax credit. Notably, the company-wide order cancellation rate remained below its historical average range of 20-25%, at 17% of gross sales in the first quarter of 2011, compared to 18% in the first quarter of 2010.
The total value of orders declined 18% from the prior year, as the 21% decline in sales was partially offset by a 4% increase in average sales prices. Average sales prices increased in all of Meritage’s markets with the exception of California, which was 3% lower than the prior year. The increase in ASPs primarily reflects a greater share of sales in closer-in communities, as well as sales of larger homes within certain niche markets.
“Our strategic market research department identifies submarkets where demand is strongest, and we have been successful acquiring lots in those areas, some of which are in higher-priced communities,” said Mr. Hilton. “This is most recently evident in Colorado and Florida, where we have grown our sales per community to the highest in the company. In addition, our average prices there have been trending upward at a greater pace than our other markets.”
The company operated with 3% fewer average active communities in the first quarter of 2011 than one year earlier, also contributing to lower sales in 2011. Meritage opened 13 new communities for sales in the first quarter of 2011, and closed out 23 older communities, ending the quarter with 141 total active communities. Based on communities in the pipeline, management expects to re-grow its total active communities to at least 150 by the end of the second quarter.
As a result of sales outpacing closings in the first quarter, ending backlog increased to a total value of $245 million from year-end 2010. March 31, 2011 backlog value was 31% lower than it was at March 31, 2010, as sales generally slowed after the expiration of the 2010 home buyer tax credit.
CASH FLOW AND BALANCE SHEET
“We spent $40 million to purchase approximately 900 lots during the first quarter of 2011. Additionally, we contracted for about 1,000 new lots, which included 17 new communities,” said Mr. Hilton. “The number of newly-contracted lots slightly outpaced our closings and increased our lot supply to approximately 15,400 total lots. Based on trailing twelve months closings, that equates to a 4.3 year supply of lots.
“Earlier this month, we announced our expansion into the Raleigh-Durham market, which was ranked by Hanley Wood Market Intelligence as the healthiest homebuilding market for 2011,” continued Mr. Hilton. “This is our first entry into a new market since 2005. We have an experienced management team that has already contracted for several communities in the area. We expect to begin selling homes there in the latter part of 2011, and should report our first closings from this new division early next year.”
Meritage ended the quarter with $388 million in cash and cash equivalents, restricted cash and securities. Net debt to total capital ratio was 31% at March 31, 2011, compared to of 26% at March 31, 2010 and 28% at December 31, 2010.

SUMMARY
“We continued to execute on our strategic initiatives that have shown positive results and will drive our future success,” said Mr. Hilton. “Our strategy has been to select the best locations we can find for our new communities through rigorous market research; reduce our direct costs and redesign our homes to offer greater value, as evident in our Simply Smart™ Series; reduce cycle times to turn our assets faster, allowing us to offer a 99-day guaranteed delivery; and design our homes to function better and cost less to operate through Meritage Green™ technologies.
“As one example of our progress, we have exceeded ENERGY STAR® standards in every home started since the beginning of 2010, and were honored to be awarded the ENERGY STAR® 2011 Partner of the Year by the EPA, ‘for leading the homebuilding industry in reducing energy use through innovative, high-performance homes.’ We have continued to raise the bar for the industry by doubling the energy-efficiency achievable in homes within our new communities opening this year.
“We also just announced our first net-zero house in the community of Verrado in Buckeye, Arizona. It is designed to produce as much energy as it uses annually, using a solar upgrade package. We plan to make that upgrade available in every community where we offer solar for as little as $10,000. It is the first of its kind to be offered by a production homebuilder in the U.S., creating an entirely new standard for energy efficiency and value.”
In conclusion, Mr. Hilton said, “We celebrated Meritage’s 25th anniversary in 2010. I believe we have managed the company well through some very challenging times over the last four years, and that despite the challenges and unpredictability of this market, we have a reasonable opportunity to be profitable again in 2011. I am confident in our strategies and the team we have assembled to lead Meritage into our next 25 years.”
CONFERENCE CALL
Management will host a conference call to discuss these results on Thursday, April 28, 2011 at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time.) The call will be webcast by Business-to-Investor, Inc. (B2i), with an accompanying slideshow on the “Investor Relations” page of the Company’s web site at http://investors.meritagehomes.com. For telephone participants, the dial-in number is 877-485-3104 with a passcode of “Meritage”. Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 12:00 p.m. ET, April 28, 2011 on the website noted above, or by dialing 877-660-6853, and referencing account 356, replay ID 369123. For more information, visit meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Operating Results
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Operating results
Home closing revenue	$177,489	$200,582
Land closing revenue	100	1,222

Total closing revenue	177,589	201,804

Home closing gross profit	30,380	37,998
Land closing gross profit	9	258

Total closing gross profit	30,389	38,256

Commissions and other sales costs	(15,315)	(17,222)
General and administrative expenses	(15,126)	(14,693)
Interest expense	(8,023)	(8,295)
Other income, net (1)	1,631	4,735

(Loss)/earnings before income taxes	(6,444)	2,781
Provision for income taxes	(215)	(121)

Net (loss)/earnings	(6,659)	2,660

(Loss)/earnings per share
Basic:
(Loss)/earnings per share	$(0.21)	$0.08
Weighted average shares outstanding	32,260	31,940

Diluted:
(Loss)/earnings per share	$(0.21)	$0.08
Weighted average shares outstanding	32,260	32,197

Non-GAAP Reconciliations:
Total closing gross profit	30,389	38,256
Impaired projects	664	542

Adjusted total closing gross profit	31,053	38,798

(Loss)/earnings before income taxes	(6,444)	2,781
Add real estate-related impairments:
Impaired projects	664	542

Adjusted (loss)/earnings before income taxes	$(5,780)	3,323

(1)	Other income includes a $2.4 million legal settlement award in the first quarter of 2010.

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	March 31, 2011	December 31, 2010
Assets:
Cash and cash equivalents	$103,508	$103,953
Investments and securities	273,944	299,345
Restricted cash	10,270	9,344
Other receivables	19,516	20,835
Real estate (1)	757,653	738,928
Investments in unconsolidated entities	10,900	10,987
Option deposits	10,388	10,359
Other assets	32,755	31,187

Total assets	$1,218,934	$1,224,938

Liabilities and Equity:
Accounts payable, accrued liabilities, Home buyer deposits and other liabilities	$116,430	$119,163
Senior notes	480,062	479,905
Senior subordinated notes	125,875	125,875

Total liabilities	722,367	724,943
Total stockholders’ equity	496,567	499,995

Total liabilities and equity	$1,218,934	$1,224,938

(1) Real estate — Allocated costs:
Homes under contract under construction	$101,127	$96,844
Unsold homes, completed and under construction	86,536	86,869
Model homes	36,579	36,966
Finished homesites and homesites under development	477,755	454,718
Land held for development or sale	55,656	63,531

Total allocated costs	$757,653	$738,928

Supplemental Information and Non-GAAP Financial Disclosures (In thousands — unaudited):

			As of and for the Twelve Months
	Three Months Ended March 31,		Ended March 31,
	2011	2010	2011	2010
Interest amortized to cost of sales	$2,196	$3,218	$10,989	$17,820
Interest expensed	$8,023	$8,295	$33,450	$36,496
Depreciation and amortization	$1,756	$1,947	$7,783	$8,365

Net debt-to-capital:
Notes payable and other borrowings			$605,937	$605,051
Less: cash and cash equivalents, restricted cash, and investments and securities			(387,722)	(434,647)

Net debt			218,215	170,404
Stockholders’ equity			496,567	490,677

Capital			$714,782	$661,081
Net debt-to-capital			30.5%	25.8%

Meritage Homes Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	March 31,
	2011	2010

Net (loss)/earnings	$(6,659)	$2,660
Real-estate related impairments	664	542
Equity in earnings from JVs (including impairments) and distributions of JV earnings, net	280	537
Net (increase) in real estate and deposits	(19,261)	(50,982)
Other operating activities	413	91,180

Net cash (used in)/provided by operating activities	(24,563)	43,937

Payments to purchase investments and securities	(59,908)	(50,024)
(Payments)/distributions to fund restricted cash	(926)	104
Maturities of investments and securities	85,000	0
Other financing activities	(1,566)	(2,003)

Cash provided by/(used in) investing activities	22,600	(51,923)

Proceeds from issuance of common stock, net	1,518	1,335

Net cash provided by financing activities	1,518	1,335

Net decrease in cash	(445)	(6,651)
Beginning cash and cash equivalents	103,953	249,331

Ending cash and cash equivalents(1)	$103,508	$242,680

(1)	Ending cash and cash equivalents exclude investments and securities, and restricted cash totaling $284 million and $192 million as of March 31, 2011 and March 31, 2010, respectively.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	For the Three Months Ended March 31,
	2011		2010
	Homes	Value	Homes	Value

Homes Closed:
California	62	$21,171	105	$37,085
Nevada	15	2,979	22	4,319

West Region	77	24,150	127	41,404

Arizona	127	31,967	168	33,952
Texas	354	84,810	428	101,359
Colorado	49	15,629	30	8,621

Central Region	530	132,406	626	143,932

Florida	71	20,933	55	15,246

East Region	71	20,933	55	15,246

Total	678	$177,489	808	$200,582

Homes Ordered:
California	78	$27,149	115	$41,129
Nevada	19	4,022	25	4,745

West Region	97	31,171	140	45,874

Arizona	149	34,342	233	48,008
Texas	446	109,681	573	139,908
Colorado	71	22,182	41	12,543

Central Region	666	166,205	847	200,459

Florida	77	23,236	77	22,135

East Region	77	23,236	77	22,135

Total	840	$220,612	1,064	$268,468

Order Backlog:
California	61	$21,273	99	$38,366
Nevada	16	3,412	17	3,097

West Region	77	24,685	116	41,463

Arizona	147	34,355	212	46,165
Texas	555	136,478	860	220,112
Colorado	74	23,517	50	15,378

Central Region	776	194,350	1,122	281,655

Florida	87	25,904	113	32,301

East Region	87	25,904	113	32,301

Total	940	$244,939	1,351	$355,419

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended		Three Months Ended
	March 31, 2011		March 31, 2010
	Beg.	End	Beg.	End
Active Communities:
California	14	14	7	9
Nevada	4	4	6	5

West Region	18	18	13	14

Arizona	32	32	26	32
Texas	82	73	98	83
Colorado	9	9	6	7

Central Region	123	114	130	122

Florida	10	9	10	13

East Region	10	9	10	13

Total	151	141	153	149

About Meritage Homes Corporation
Meritage Homes is the 9th-largest homebuilder in the United States based on homes closed. Meritage builds a variety of homes across the Southern and Western states to appeal to a wide range of buyers, including first-time, move-up, luxury and active adults. As of March 31, 2011, the company had 141 actively selling communities in 12 metropolitan areas, including Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, Denver, Orlando and the East Bay/Central Valley and Southern California. Meritage recently announced its entry into the Raleigh-Durham market.
In 2010, Meritage celebrated its 25th anniversary and launched a new Simply Smart Series™ of homes and a 99-day guaranteed completion program in certain communities, and is the first large national homebuilder to be 100 percent ENERGY STAR® qualified in every home started since January 1, 2010. Meritage has designed and built nearly 70,000 homes in its 25-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience.
Meritage Homes is listed on the NYSE under the symbol MTH.
For more information about the Company, visit http://investors.meritagehomes.com
Click here to join our email alert list: http://www.b2i.us/irpass.asp?BzID=1474&to=ea&s=0

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management’s expectations to re-grow its total active communities to at least 150 by the end of the second quarter; to acquire several more communities in the new Raleigh-Durham division during 2011, and to begin selling homes there in the latter part of 2011, and report its first closings from this new division early next year; and that the company has a reasonable opportunity to be profitable in 2011.
Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by our independent registered public accountants, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
Meritage’s business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company’s stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: weakness in the homebuilding market resulting from the current economic downturn; interest rates and changes in the availability and pricing of residential mortgages; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; inflation in the cost of materials used to construct homes; the adverse effect of slower sales absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; our potential exposure to natural disasters; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; competition; the success of our strategies in the current homebuilding market and economic environment; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; the impact of deferred tax valuation allowances and our ability to preserve our operating loss carryforwards; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; our failure to comply with laws and regulations; the availability and cost of materials and labor; our lack of geographic diversification; inflation in the cost of materials used to construct homes; fluctuations in quarterly operating results; the Company’s financial leverage and level of indebtedness; our ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; government regulations and legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our “Green” technologies by our competitors; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2010 under the caption “Risk Factors,” and updated in our most recent Quarterly Report on Form 10-Q, all of which can be found on our website.
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